Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2015 FOURTH QUARTER AND FULL YEAR SALES

Affirms 2015 and 2016 Guidance

New York, New York, January 26, 2016: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended December 31, 2015, net sales were $118.2 million, down 5.5% from $125.1 million for the final quarter of 2014. At comparable foreign currency exchange rates, consolidated fourth quarter net sales increased 1.0%. For the full year, net sales declined 6.2% to $468.4 million from 2014’s $499.3 million. At comparable foreign currency exchange rates, consolidated 2015 net sales increased 1.5%. Inter Parfums plans to issue results for the 2015 fourth quarter and full year on or about March 14, 2016.

Net Sales:

	Three months ended December 31,			Year Ended December 31,
	2015	2014	% Change	2015	2014	% Change
	($ in millions)

European based product sales	$88.5	$93.6	(5.5)%	$362.6	$394.0	(8.0)%
United States based product sales	29.7	31.5	(5.8)%	105.8	105.3	0.6%
	$118.2	$125.1	(5.5)%	$468.4	$499.3	(6.2)%

Discussing European based operations, Jean Madar, Chairman & CEO of Inter Parfums stated, “As was the case for the first nine months of 2015, the strength of the U.S. dollar versus the euro continued to impact the sales growth achieved in the final quarter of the year. In the 2015 fourth quarter, Montblanc brand sales were up 4% in local currency but down 9% in dollars, while Jimmy Choo brand sales rose 16% in local currency, but were up only 1% in dollars. For the full year, Jimmy Choo fragrances represented our fastest growing brand, with sales up 18% in dollars and 41% local currency, while Montblanc remained our largest selling brand. The ongoing success of Jimmy Choo Man and the launch of Jimmy Choo Illicit, our third women's fragrance under that label, were the principal drivers for brand growth. For the fourth quarter and year as a whole, Montblanc brand sales benefited from both established scents, such as Legend and Emblem along with initial sales for the new Lady Emblem line. While the Montblanc growth rate slowed somewhat in 2015, it follows on the exceptional 2012 through 2014 year-over-year growth rate in local currency of 51%, 35% and 33%, respectively. The excellent market response to Boucheron Quatre enhanced fourth quarter and full year sales as did the contribution by Rochas, which we acquired in May 2015.”

He went on to say, “For the full year, sales for our European based operations were ahead across most regions. Our three largest markets, North America, Western Europe and Asia turned in local currency sales growth of 25%, 10% and 3%, and we also achieved top line growth in smaller markets such as Middle East and Eastern Europe. Not surprisingly, with the economic situation in Brazil, sales in South America were down sharply in 2015.”

On the subject of U.S. based operations, Mr. Madar also noted, “Dunhill brand sales were up 9% in the fourth quarter and 37% for the year as a whole, making that brand our largest and fastest growing in this group, with Dunhill Icon and related brand extensions driving sales growth. With the launch of Extraordinary, Oscar de la Renta fragrances also turned in a good performance with brand sales up 17% year-over-year as did Agent Provocateur fragrances with brand sales up nearly 6% compared to 2014. While Anna Sui brand sales were down 23% compared to 2014 primarily owing to the slowdown in the Chinese economy, where the brand is especially popular, the decline in the fourth quarter slowed to 4.4%.”

Russell Greenberg, Executive Vice President & Chief Financial Officer stated, “With net sales coming in on the high end of our guidance, we continue to expect 2015 net income attributable to Inter Parfums, Inc. to be in our projected range of between $0.95 and $1.00. Likewise, we are affirming our current guidance for 2016 which calls for net sales in the range of $500 million to $510 million and net income attributable to Inter Parfums, Inc. of between $1.05 and $1.10 per diluted share. Our guidance continues to factor in the negative market conditions prevailing in China, Russia and Brazil and assumes the dollar remains at current levels.”

In the more than 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Abercrombie & Fitch, Agent Provocateur, Anna Sui, Balmain, Banana Republic, bebe, Boucheron, Coach, Dunhill, Hollister, Jimmy Choo, Karl Lagerfeld, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels. We also own the Rochas brand as well as the Lanvin brand name for our class of trade. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2014 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com